Exhibit 5.3

September 29, 2020

Advance Auto Parts, Inc.

2635 East Millbrook Road

Raleigh, North Carolina 27604

Ladies and Gentlemen:

We have acted as local Nevada counsel to Advance Auto Parts, Inc., a Delaware corporation (the “Company”), and Golden State Supply LLC, a Nevada limited liability company (the “Nevada Guarantor”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), pursuant to the Registration Statement on Form S-3 (File No. 333-248963) (the “Registration Statement”), including the base prospectus, dated September 22, 2020 (the “Base Prospectus”), contained therein, as supplemented by the preliminary prospectus supplement, dated September 22, 2020 (the “Preliminary Prospectus Supplement”), and the final prospectus supplement, dated September 22, 2020 (the “Final Prospectus Supplement” and, together with the Base Prospectus and the Preliminary Prospectus Supplement, the “Prospectus”), each as filed by the Company with the Securities and Exchange Commission (the “Commission”), of $350,000,000 aggregate principal amount of the Company’s 1.750% Notes due 2027 (the “Notes”), issued pursuant to (i) that certain Indenture, dated as of April 29, 2010, by and among the Company, the subsidiary guarantors from time to time party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Eighth Supplemental Indenture, dated as of the date hereof (the “Eighth Supplemental Indenture”), by and among the Company, the Subsidiary Guarantors (as defined therein) party thereto, including the Nevada Guarantor, and the Trustee (as so supplemented, the “Indenture”), including the guarantee set forth in Article Ten thereof (the “Guarantee” and, together with the Notes, the “Securities”), and (ii) that certain Underwriting Agreement, dated as of September 22, 2020 (the “Underwriting Agreement”), by and among the Company, the Subsidiary Guarantors (as defined therein) party thereto, including the Nevada Guarantor, and J.P. Morgan Securities LLC and BofA Securities, Inc., as representatives of the several underwriters named in Schedule 1 of the Underwriting Agreement.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company and the Nevada Guarantor in connection with the registration and issuance of the Notes and the guarantee thereof by the Nevada Guarantor pursuant to the Indenture, as contemplated by the Underwriting Agreement and as described in the Registration Statement and the Prospectus. For purposes of this opinion letter, and except to the extent set forth in the opinions below, we have assumed all such proceedings have been timely completed or will be timely completed in the manner presently proposed in the Registration Statement and the Prospectus.

For purposes of issuing this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of (i) the Registration Statement, including the Prospectus, (ii) the Indenture, including the Guarantee, (iii) the Underwriting Agreement, (iv) the articles of organization and operating agreement, each as amended to date, of the Nevada Guarantor, (v) the resolutions of the managers of the Nevada Guarantor with respect to the Notes and the guarantee thereof by the Nevada Guarantor pursuant to the Indenture and (vi) such other agreements, instruments, limited liability company records and other documents as we have deemed necessary or appropriate. We have also obtained from managers, officers, representatives and agents of the Nevada Guarantor and from public officials, and have relied upon, such certificates, representations, assurances and public filings as we have deemed necessary or appropriate for the purpose of issuing the opinions set forth herein.

100 North City Parkway, Suite 1600
Las Vegas, NV 89106-4614
main 702.382.2101

Advance Auto Parts, Inc.

September 29, 2020

Without limiting the generality of the foregoing, in issuing this opinion letter, we have, with your permission, assumed without independent verification that (i) the statements of fact and representations and warranties set forth in the documents we have reviewed are true and correct as to factual matters; (ii) each natural person executing a document has sufficient legal capacity to do so; (iii) all documents submitted to us as originals are authentic, the signatures on all documents that we have examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; and (iv) all limited liability company records made available to us by the Nevada Guarantor, and all public records we have reviewed, are accurate and complete.

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to the general corporate laws of the State of Nevada in effect on the date hereof, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto or the effect thereon of, the laws of any other jurisdiction. We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “Blue Sky” laws, rules or regulations.

Based on the foregoing and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that:

1.    The Nevada Guarantor is validly existing as a limited liability company and is in good standing under the laws of the State of Nevada.

2.    The Nevada Guarantor has the limited liability company power and authority to execute and deliver the Indenture and to perform its obligations thereunder (including under the Guarantee).

3.    The execution and delivery by the Nevada Guarantor of the Indenture and the performance by the Nevada Guarantor of its obligations thereunder (including under the Guarantee) have been duly authorized.

4.    The Nevada Guarantor has duly executed and delivered the Indenture.

The opinions expressed herein are based upon the applicable laws of the State of Nevada and the facts in existence on the date hereof. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in such laws or facts after the date hereof. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

We hereby consent to your filing this opinion letter as an exhibit to a Current Report on Form 8-K and to the reference to our firm in the Prospectus under the heading “Legal Matters”. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. Subject to all of the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, White & Case LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of issuing its opinion letter to the Company relating to the validity of the Securities, as filed with the Commission as an exhibit to the Current Report on Form 8-K.

Advance Auto Parts, Inc.

September 29, 2020

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP